                                                                   EXHIBIT 10.15

                                PROMISSORY NOTE
                                ---------------

$55,000,000.                                                 September 30, 1996


FOR VALUE RECEIVED, CHICAGO BRIDGE & IRON COMPANY (the "Company") hereby promises to pay to the order of CHI BRIDGE HOLDINGS, INC. (the "Holder") fifty five million dollars ($55,000,000), together with interest accrued thereon from the date hereof at the rate of seven percent (7%) per annum (computed on the basis of a year of 360 days and paid for the actual number of days elapsed); provided, however, that such rate of seven percent (7%) per annum on and after
--------  -------
the date on which Praxair, Inc. ceases to directly or indirectly own a majority of the Company's outstanding shares. Interest shall be paid quarterly in arrears, with the first payment of interest becoming due on March 31, 1997. Principal shall become due and be payable upon demand by the Holder, which demand may not be made before January 1, 1998. The Company may prepay this Note in whole or in part at any time without premium or penalty. Any partial prepayment shall be applied first in satisfaction of accrued and unpaid interest.

All payments of principal and interest hereunder shall be made by electronic transfer of immediately available funds for the account of Praxair, Inc. at Chase Manhattan Bank, New York, NY as follows: "ABA #021-000-021; Account:
Praxair, Inc.; Account #134-0-93062; For Further Credit to: Chi Bridge Holdings, Inc."

        All amounts due under this Note shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company in the event (i) the Company shall commence any bankruptcy, reorganization or similar case or proceeding relating to it or its property under the law of any jurisdiction, or a trustee or receiver shall be appointed for the Company or any substantial part of its property, (ii) any involuntary bankruptcy, reorganization or similar case or proceeding under the law of any jurisdiction shall have been commenced against the Company or any substantial part of its property and such case or proceeding shall not have been dismissed within 60 days.

        Any overdue payment of principal or interest hereunder shall bear interest, payable on demand, for each day until paid at a rate per annum equal to two percent (2%) in excess of the

Prime Rate announced by Chase Manhattan Bank to be in effect for such day at Chase Manhattan Bank's Manhattan, New York office. If any amount owed under this Note is not paid when due, the Company agrees to pay all reasonable costs and expenses of collection, including attorney's fees.

        This Note shall be governed by and construed in accordance with the law of the State of New York.


                                        CHICAGO BRIDGE & IRON COMPANY



                                        By: /s/ Robert H. Wolfe
                                           ---------------------------
                                           Robert H. Wolfe
                                           Vice-President